Exhibit 4.35

AMENDED AND RESTATED

EXCLUSIVE TECHNICAL SERVICE AGREEMENT

This Amended and Restated Exclusive Technical Service Agreement (this “Agreement”) is entered in Beijing, People’s Republic of China (the “PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for purposes of this agreement) and dated December 4, 2013 by and between the following two parties:

(1)                                 PARTY A: Beijing Wole Technology Co., Ltd.

Legal Address: Suit 209, Building 18, Avenue 17, Middle of Jiuxianqiao Road, Chaoyang District, Beijing, PRC

Legal Representative: Zhou Juan

(2)                                 PARTY B:  Guangzhou Qianjun Technology Co., Ltd.

Legal Address: Room 802, No. 36 Jianzhong Road, Tianhe District, Guangzhou, PRC

Legal Representative: Liu Jian

(Individually a “Party”, and collectively the “Parties”)

WHEREAS:

A.                                    Party A, a wholly foreign-owned enterprise registered in the PRC under the laws of the PRC, owns the technology for the operation of the business of research and development of computer software and etc;

B.                                    Party B, a domestic company registered in the PRC, is licensed by the relevant government authorities to engage in the business of telecom value-added services; and

C.                                    Party A agrees to be the provider of technical services to Party B for its operation of the business of research and development of computer software and etc, and Party B hereby agrees to accept such technical services.

THEREFORE, the Parties through friendly negotiation and based on the principle of equality and mutual benefit, enter into the Agreement as follows:

1.                                      Technical Services; Ownership and Exclusive Interests

1.1                               During the term of this Agreement, Party A agrees to provide the relevant technical services to Party B (as specified in Appendix 1, the “Services”) in accordance with the Agreement.

1.2                               Party B hereby agrees to accept the Services.  Party B further agrees that, during the term of this Agreement, it shall not utilize any third party to provide such Services for such above-mentioned business without the prior written consent of Party A.

1.3                               Party A shall be the sole and exclusive owner of all rights, title, interests and intellectual property rights arising from the performance of this Agreement, including, but not limited to, any copyrights, patent, know-how, commercial secrets and otherwise, whether developed by Party A or Party B based on Party A’s intellectual property.

1.4                               Party B covenants that Party A has the priority on cooperation with Party B in the same condition in case Party B is going to cooperate with other enterprises in respect of any business.

2.                                      Calculation and Payment of the Fee for Technical Services (the “Fee”)

The Parties agree that the Fee under this Agreement shall be determined according to Appendix 2.

3.                                      Representations and Warranties

3.1                               Party A hereby represents and warrants as follows:

3.1.1                     Party A is a company duly registered and validly existing under the laws of the PRC;

3.1.2                     Party A has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;

3.1.3                     the Agreement will constitute a legal, valid and binding agreement of Party A enforceable against it in accordance with its terms upon its execution.

3.2                               Party B hereby represents and warrants as follows:

3.2.1                     Party B is a company duly registered and validly existing under the laws of the PRC and is licensed to engage in the business of value-added telecommunication services.

3.2.2                     Party B has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.2.3                     Once the Agreement has been duly executed by the Parties, it will constitute a legal, valid and binding agreement of Party B enforceable against it in accordance with its terms upon its execution.

4.                                      Confidentiality

4.1                               Party B agrees to use all reasonable means to protect and maintain the confidentiality of Party A’s confidential data and information acknowledged or received by Party B by accepting the Services from Party A (collectively the “Confidential Information”). Party B shall not disclose or transfer any Confidential Information to any third party without Party A’s prior written consent. Upon termination or expiration of this Agreement, Party B shall, at Party A’s option, return all and any documents, information or software containing any of such Confidential Information to Party A or destroy it, delete all of such Confidential Information from any memory devices, and cease to use them. Party B shall take necessary measures to keep the Confidential Information to the employees, agents or professional consultants of Party B for whom it is necessary to know such Information and procure them to observe the confidential obligations hereunder.

4.2                               The limitation stipulated in Section 4.1 shall not apply to:

4.2.1                     the materials available to the public at the time of disclosure;

4.2.2                     the materials that become available to the public after the disclosure without fault of Party B;

4.2.3                     the materials Party B prove to have obtained the control thereof neither directly nor indirectly from any other party before the disclosure;

4.2.4                     the information that each Party is required by law to disclose to relevant government authorities, stock exchange institute, or the above Confidential Information that is necessary to be disclosed directly to the legal counsel and financial consultant in order to maintain its usual business.

4.3                               Both Parties agree that this article shall survive the modification, elimination or termination of this Agreement.

5.                                      Indemnity

In the event that a Party fails to comply with any of its obligations hereunder and such failure results in direct losses to the other Party, the defaulting Party shall make full and effective compensation to the other Party promptly upon receipt of a written notice from the non-defaulting Party.  The compensation that the defaulting Party shall pay to the non-defaulting Party for its defaulting action shall be equivalent to the actual losses caused by its default, which shall not include special, consequential or punitive damages or compensation for lost profit. If the failure renders impossible the continued performance of this Agreement, the other Party shall have the right to terminate this Agreement.

6.                                      Effective Date and Term

6.1                               This Agreement shall be effective upon its being signed by the Parties hereunder. The term of this Agreement is ten (10) years, unless earlier terminated as set forth in this Agreement or in accordance with the terms set forth in the agreement entered into by both Parties separately.

6.2                               This Agreement shall be automatically extended for another ten (10) years except if Party A gives its written notice terminating this Agreement three (3) months before the expiration of this Agreement.

7.                                      Termination

7.1                               This Agreement shall expire on the date due unless this Agreement is extended as set forth in the relevant terms hereunder.

7.2                               During the term of this Agreement, Party B is not permitted to terminate this Agreement early, except as provided in Section 5 above. Notwithstanding the foregoing, Party A may terminate this Agreement at any time with a written notice to Party B thirty (30) days before such termination. If Party A terminates the Agreement early for reasons attributable to Party B, Party B shall be obligated to compensate all the losses caused thereby to Party A and shall pay the relevant fees for the services provided.

7.3                               Sections 4, 5 and 8 shall survive the termination or expiration of this Agreement.

8.                                      Settlement of Disputes

8.1                               The Parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each Party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”). The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon both Parties. This article shall not be influenced by the termination or elimination of this Agreement.

8.2                               Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

9.                                      Force Majeure

9.1                               Force Majeure, which includes but is not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the Party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected Party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other Party, without delay, of the approaches of the performance of this Agreement by the affected Party.

9.2                               In the event that the affected Party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected Party will not be responsible for any damage by reason of such a failure or delay of performance. The affected Party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both Parties agree to resume performance of this Agreement with their best efforts.

10.                               Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant Party or Parties set forth below.

PARTY A: Beijing Wole Technology Co., Ltd.

Address                                         :        32/F, Tower A, Eagle Run Plaza, No. 26 Xiaoyun Road. Chaoyang District, Beijing, PRC

Fax                                                                            :                                            +86-10-84580589-6358

Tele                                                                         :                                            +86-10-84580589

Addressee                 :  Zhou Juan

PARTY B: Guangzhou Qianjun Technology Co., Ltd.

Address                             :        Room 802, No. 36 Jianzhong Road, Tianhe District, Guangzhou, PRC

Fax                           :                                            +86-20-85520333

Tele                         :                                            +86-20-22001976

11.                               Assignment

Party B shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A. Party A may transfer its rights or obligations under this Agreement to any third party without the consent of Party B, but shall inform Party B of the above assignment.

12.                               Severability

Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

13.                               Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both Parties. The amendment and supplement duly executed by both Parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

This Agreement amends and restates the Exclusive Technical Service Agreement and the Supplementary Agreement for the Exclusive Technical Service Agreement entered into by the Parties before the date of this Agreement with respect to Party A’s provision of Services to Party B for service fees (“Previous Agreements”). In the event of any discrepancy between this Agreement and any Previous Agreement, this Agreement shall prevail to the extent of the discrepant provisions.

14.                               Governing Law

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

[The space below is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PARTY A: Beijing Wole Technology Co., Ltd.
(Company Seal)

/seal/
By:	/s/ Zhou Juan
Authorized Representative: Zhou Juan

PARTY B: Guangzhou Qianjun Technology Co., Ltd.
(Company Seal)

/seal/
By:	/s/ Liu Jian
Authorized Representative: Liu Jian

APPENDIX 1: THE LIST OF TECHNICAL SERVICES

Party A shall provide Services to Party B, which shall include without limitation the following (to the extent permitted under applicable PRC laws and regulations):

1、video CDN distributed synchronous technology

2、real-time conversion of FLV video file to HTTP Live Streaming technology

3、real-time scheduling of Video CDN flow technology

APPENDIX 2: CALCULATION AND PAYMENT OF THE FEE FOR TECHNICAL SERVICES

During the term of this Agreement, the Fee payable by Party B to Party A for the Services rendered according to Appendix 1 shall be based on the specific Fee rate provided by Party A.

Notwithstanding the forgoing, Party A shall have the right to adjust at any time the Fee rate based on the quantity, easiness, urgency of the Services provided by it to Party B and other factors and calculate the Fee payable by Party B based on this rate. Unless there is an obvious fault or material mistake in the rate, the Fee calculated based on this rate shall be the final amount; Party A shall issue the bill to Party A in accordance with this amount and Party B shall pay the bill within three days upon receipt of the bill.

During the term of this Agreement, Party A shall have the right to waive the Fee(s) under any bill(s) at its sole discretion without the consent of Party B.